EXHIBIT 97.1
Jack Henry & Associates, Inc.
Executive Compensation Clawback Policy
(Adopted Effective November 13, 2023)
The Human Capital & Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Jack Henry & Associates, Inc. (the "Company" and such term as used herein shall include all of the Company's subsidiaries) has adopted this Executive Compensation Clawback Policy (the "Policy") to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to the Company.
ARTICLE I.
DEFINITIONS
"Accounting Restatement" means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
"Applicable Law" means Section 10D of the Exchange Act, and any rules or regulations promulgated by the SEC pursuant thereto, or any rules promulgated pursuant to such provision of the Exchange Act or the aforementioned rules promulgated by the SEC by Nasdaq.
"Board" has the meaning set forth in the preamble.
"Clawback Eligible Incentive Compensation" means, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Nasdaq Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.
"Clawback Period" means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Measurement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. For purposes of this Policy, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months will be deemed a completed fiscal year.
"Committee" has the meaning set forth in the preamble.
"Company" has the meaning set forth in the preamble.

"Erroneously Awarded Compensation" means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
"Exchange Act" means the Securities Exchange Act of 1934, as amended,
"Executive Officer" means any officer as defined in Rule 10D-1(d) (or any successor provision thereof) under the Exchange Act. Subsequent changes in an Executive Officer's employment status, including retirement or termination of employment, do not affect the Company's rights to recover Erroneously Awarded Compensation pursuant to this Policy.
"Financial Reporting Measure" means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any other measure that is derived wholly or in part from such measure. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC. Stock price and total shareholder return (and any measure that is derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered a Financial Reporting Measure.
"Incentive-based Compensation" means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
Examples of Incentive-based Compensation may include any of the following:
•    non-equity incentive plan awards that are earned based wholly or in part on the attainment of a Financial Reporting Measure;
•    bonuses paid from a bonus pool, the size of which pool is determined based wholly or in part on the attainment of a Financial Reporting Measure;
•    other cash awards based on the attainment of a Financial Reporting Measure;
•    restricted stock, Restricted stock units, performance shares, performance share units, stock options and stock appreciation rights that are granted or become vested based wholly or in part on the attainment of a Financial Reporting Measure; and
•    proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on the attainment of a Financial Reporting Measure.
Examples of compensation that does not constitute Incentive-based Compensation may include the following:
•    salaries;

•    bonuses paid solely at the discretion of the Committee or the Board (other than bonuses paid from a bonus pool that is determined based on the attainment of one or more Financial Reporting Measures);
•    bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or the completion of a specified period of employment; and
•    non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures (e.g., completion of a project).
"Measurement Date" means the earlier to occur of (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
"Nasdaq" means Nasdaq Global Select Market.
"Nasdaq Effective Date" is October 2, 2023.
"Received" means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.
"Policy" has the meaning set forth in the preamble.
"SEC" means the United States Securities and Exchange Commission.
"Shares" means shares of the Company's common stock.
ARTICLE II.
MANDATORY RECOUPMENT OF EXECUTIVE OFFICER
INCENTIVE COMPENSATION

In the event the Company is required to prepare an Accounting Restatement, the Company shall, in accordance with the terms of this Policy, require reimbursement of Erroneously Awarded Compensation from each Executive Officer who, at any time during the applicable Clawback Period, Received Clawback Eligible Incentive Compensation.
ARTICLE III.
RECOUPMENT AMOUNT AND PROCEDURES

Section 3.01.    In the event that the Company is required to prepare an Accounting Restatement, (i) the Committee shall reasonably promptly determine the amount of any Erroneously Awarded

Compensation for each applicable Executive Officer in connection with such Accounting Restatement, and (ii) the Company will require the reasonably prompt recoupment of such Erroneously Awarded Compensation from any such applicable Executive Officer, and any such applicable Executive Officer shall surrender such Erroneously Awarded Compensation to the Company, at such time(s), and via such method(s), as determined by the Committee in accordance with the terms of this Policy.
Section 3.02.    For Incentive-based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation Received by an Executive Officer is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the Committee shall determine such amount based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received, and the Company shall maintain documentation of any such estimate and provide such documentation to Nasdaq.
Section 3.03.    Any Erroneously Awarded Compensation required to be recovered by the Company shall be reimbursed or returned to the Company. Except as otherwise required by the Applicable Law, the Committee will determine, in its sole discretion, the method and timing for obtaining reimbursement or return of payments made, which may include, but is not limited to:
(a)    Cancelling and requiring the forfeiture of any Shares or any portion thereof issued in connection with an equity award constituting Incentive-based Compensation;
(b)     Cancelling and requiring the forfeiture of any outstanding grant or award or portion thereof, whether relating to Shares or cash, constituting Incentive-based Compensation;
(c)    offsetting the Erroneously Awarded Compensation from any compensation owed by the Company to the affected Executive Officer (including, without limitation, amounts payable under a deferred compensation plan at such time as is permitted by Section 409A of the Internal Revenue Code of 1986, as amended);
(d)    reducing or eliminating future salary increases, cash incentive awards or equity awards; or
(e)    requiring the Executive Officer to pay the Erroneously Awarded Compensation to the Company upon the Company's written demand for such payment.
Section 3.04.    The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the terms of this Policy.

Section 3.05.    Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by this Article III if the following conditions are met and the Committee determines that recovery would be impracticable:
(a)    the direct expenses paid to a third party to assist in enforcing this Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such reasonable attempts and provided such documentation to Nasdaq;
(b)    recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion has been provided to Nasdaq; or
(c)    recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Items 401(a)(13) or 411(a) under Regulation S-K and regulations thereunder.
Section 3.06.    The withholding of any cash by the Company, or reimbursement by an Executive Officer shall be deemed to be a correction and adjustment of the cash amount to which the Executive Officer is entitled under the circumstances and shall not constitute a penalty or withholding by the Company of any wages or amounts to which the Executive Officer was in fact entitled to receive or had earned.
ARTICLE IV.
ADMINISTRATION

The Policy is to be administered by the Committee. The Committee is authorized to interpret and implement this Policy and any provisions referenced in Section 5.01 below and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Decisions of the Committee with respect to this Policy shall be final, conclusive and binding on all Executive Officers, unless determined to be an abuse of discretion. Notwithstanding the foregoing, it is intended that this Policy be interpreted in a manner that is consistent with the requirements of Applicable Law, and, to the extent this Policy is in any manner deemed inconsistent with such rules or standards, this Policy shall be treated as retroactively amended to be compliant with Applicable Law. Except as otherwise required by applicable legal requirements or the rules and requirements of Nasdaq, any determinations of the Committee hereunder need not be uniform with respect to one or more Executive Officers.

ARTICLE V.
MISCELLANEOUS

Section 5.01.    The Committee intends that this Policy will apply to all Incentive-based Compensation irrespective of whether any applicable award, plan, program, arrangement or agreement specifically addresses this Policy or the recoupment requirements herein.
Section 5.02.    This Policy is a supplement to any other clawback policies in effect now or in the future at the Company. To the extent this Policy applies to compensation payable to an Executive Officer, it shall be the only clawback policy applicable to such compensation and no other clawback policy shall apply; provided that, if such other policy provides that a greater amount of such compensation shall be subject to clawback, such other policy shall apply to the amount in excess of the amount subject to clawback under this Policy. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.
Section 5.03.    This Policy will supersede any provisions in (x) any agreement, plan or other arrangement applicable to the Company, and (y) any organizational documents of the Company that, in any such case, (a) exempt any Incentive-based Compensation from the application of this Policy, (b) waive or otherwise prohibit or restricts the Company’s right to recover any Erroneously Awarded Compensation, including, without limitation, in connection with exercising any right of setoff as provided herein, and/or (c) require or provide for indemnification to the extent that such indemnification is prohibited under Section 5.08.
Section 5.04.    The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that, as a condition to the grant of any benefit under any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date (“Compensation Agreement”), an Executive Officer must agree to abide by the terms of this Policy. Any such Compensation Agreement may be unilaterally amended by the Company to comply with this Policy.
Section 5.05.    The Committee may modify this Policy at any time, including as and when it determines that it is legally required by, and to the extent not otherwise prohibited under, Applicable Law; any such modification(s) may be applied prospectively or retroactively, as determined by the Committee. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 5.05 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of Nasdaq.
Section 5.06.    Any failure by the Company to assert its rights pursuant to this Policy shall not waive, or operate to waive, the Company's right to later assert its rights pursuant to this Policy with respect to other or subsequent Incentive-based Compensation.

Section 5.07.    The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings.
Section 5.08.    The Company shall not be permitted to indemnify any Executive Officer or former Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Nasdaq Effective Date).
Section 5.09.    This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives. Each Executive Officer shall be required to sign and return to the Company an Acknowledgment Form to this Policy substantially in the form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.
Section 5.10.    The provisions of this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
Section 5.11.    Except to the extent preempted by federal law, the laws of the State of Delaware, as amended from time to time, shall govern the construction and application of this Policy. Words used in the singular shall include the plural, as appropriate. The words "herein," "hereunder," and other similar compounds of the word "here" shall refer to this entire Policy, not to a particular section. Any mention of "Sections", unless stated specifically to the contrary, refers to a section in this Policy. All references to statutory sections shall include the section so identified, as amended from time to time, or any other statute of similar import and all applicable rule and regulations promulgated thereunder.

Exhibit A
JACK HENRY & ASSOCIATES, INC.
EXECUTIVE COMPENSATION CLAWBACK POLICY
ACKNOWLEDGEMENT FORM
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Jack Henry & Associates, Inc. Executive Compensation Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.
By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy. The undersigned acknowledges and agrees that any Erroneously Awarded Compensation shall be computed, and must be repaid or returned by the undersigned, without regard to any taxes previously paid by the undersigned and that undersigned may not be able to amend his or her prior year tax returns, or claim a current year tax deduction, as a result of the return or repayment of any Erroneously Awarded Compensation.
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Jack Henry & Associates, Inc. Executive Compensation Recoupment Policy (the “Original Policy”). By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Original Policy and that the Original Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Original Policy, including, without limitation, by returning any portion of Incentive Compensation (as defined in the Original Policy) based on erroneous financial data to the Company to the extent required by, and in a manner permitted by, the Original Policy.

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